EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2008 Second Quarter Earnings

Austin, Texas, August 8, 2008 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today second quarter 2008 consolidated net earnings of $18.1 million, or $5.10 per diluted Class A share, compared with consolidated net earnings of $21.9 million, or $6.12 per diluted Class A share, reported for the second quarter of 2007. Consolidated net earnings for the first six months of 2008 were $32.6 million, or $9.18 per diluted share, compared with $40.5 million, or $11.35 per diluted share, reported a year ago. The Company's book value per share at June 30, 2008 increased to $283.94.

Operating revenues, excluding realized investment gains (losses) and derivative income (loss), totaled $127.4 million for the quarter ended June 30, 2008, an increase of 5% from revenues of $121.3 million reported in the second quarter of 2007, while year-to-date operating revenues also increased 5% to $250.6 million in 2008 from $239.7 million in the first six months of 2007. Mr. Moody indicated that life insurance business growth continues to be a focus of the Company. “Life insurance sales growth continues to be a positive development for National Western as we saw an 11% growth rate in the first half of 2008 over 2007, keeping in mind that 2007 was a record sales year for the Company.”

Mr. Moody noted that operating expenses and policy benefit expense were lower in the first six months of 2008 compared to 2007 reflecting the Company’s attention to risk and expense management. However, he further noted that the Company’s earnings continue to be impacted by the low interest rate level environment and volatile equity markets. “We continue to recognize a higher level of amortization of deferred policy acquisition costs due to the pressure low interest rate levels put on our existing blocks of business,” Mr. Moody stated. The Company’s deferred policy acquisition cost amortization expense increased to $56.5 million, before taxes, in the first six months of 2008 compared to $49.4 million in the comparable period in 2007.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 8,900 contracted independent agents, brokers and consultants, and at June 30, 2008, maintained total assets of $6.8 billion, stockholders' equity of $1.0 billion, and life insurance in force of $18.3 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Revenues, excluding realized investment
gains (losses) and derivative income (loss)	$127,404	121,251	250,642	239,717
Derivative income (loss)	(13,756)	23,279	(38,313)	18,684
Realized gains (losses) on investments	(267)	4,165	(311)	4,406
Total revenues	$113,381	148,695	212,018	262,807

Earnings:
Earnings from operations	$18,315	19,144	32,790	37,659
Net realized gains (losses) on investments	(173)	2,707	(202)	2,864
Net earnings	$18,142	21,851	32,588	40,523

Net earnings attributable to Class A Shares	$17,627	21,231	31,664	39,372

Basic Earnings Per Class A Share:
Earnings from operations	$5.20	5.44	9.31	10.70
Net realized gains (losses) on investments	(0.05)	0.76	(0.06)	0.81
Net earnings	$5.15	6.20	9.25	11.51

Basic Weighted Average Shares	3,426	3,422	3,424	3,422

Diluted Earnings Per Class A Share:
Earnings from operations	$5.15	5.36	9.24	10.55
Net realized gains (losses) on investments	(0.05)	0.76	(0.06)	0.80
Net earnings	$5.10	6.12	9.18	11.35

Diluted Weighted Average Shares	3,453	3,467	3,450	3,468

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com